Exhibit 35.1

SERVICER COMPLIANCE STATEMENT

I, Barry E. Pakenham, Treasurer of Monongahela Power Company (the “Servicer”), certify that:

(a) A review of the Servicer’s activities during the reporting period covered by this Report on Form 10-K and of its performance under that certain Transferred Environmental Control Property Servicing Agreement dated as of April 11, 2007 between MP Environmental Funding LLC (“MP Environmental”) and the Servicer and that certain Environmental Control Property Servicing Agreement, dated as of December 23, 2009, between MP Environmental and the Servicer (together, the “Servicing Agreement”) has been made under my supervision.

(b) To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreements in all material respects throughout the reporting period

Date: March 30, 2010

/s/ Barry E. Pakenham
Name:	Barry E. Pakenham
Title:	Treasurer